Exhibit 99.1

PRESS RELEASE

COLUMBIA LABORATORIES SECURES APPROXIMATELY $3 MILLION IN EQUITY FINANCING PARTICIPANTS INCLUDE SIX INSTITUTIONAL INVESTORS


LIVINGSTON, N.J.--(BUSINESS WIRE)--Dec. 12, 2001--Columbia Laboratories (AMEX:COB) announced today that it has raised $2,965,000 in proceeds through a private sale of 1,118,866 shelf-registered shares of common stock. Aqua Wellington, Curran Partners and John Curran Affiliates, EGS Partners, Hillhouse Capital, Irvine Capital and Knott Partners participated in the financing.

Fred Wilkinson, Columbia's president and chief executive officer said: "This equity financing provides further financial support to accelerate our multiple development programs, including the submission of worldwide registration documents for our Testosterone Buccal Tablet for men, estimated to be filed in the first quarter of 2002. In addition, this funding will provide the necessary resources to cover corporate overhead for the next 12 months, and projected legal expenses resulting from the Serono litigation. We feel that completing this transaction is a safe and prudent strategy in protecting the assets and interests of our shareholders."

Wilkinson added, "We are pleased by the level of support expressed by these recognized institutional investors, and believe that the company will broaden its investment appeal, in the near future, with the re-launch of Crinone, the filing of Testosterone Buccal Tablet, the successful progression of additional R & D projects and the introduction of additional products."

Funding for additional research and development expenses in 2002, to support the clinical programs for Columbia's pipeline products including Lidocaine Vaginal Gel, will be generated from projected increased revenues from additional licensing agreements for Replens, Miphil and Advantage-S in Europe. The company plans to introduce Miphil and Advantage-S under new trade names and marketing strategies in early 2002. Columbia also expects to receive funds related to establishing a marketing partner for Testosterone Buccal Tablet in non-U.S. markets in early 2002.

Columbia Laboratories, Inc. is a U.S.-based international pharmaceutical company dedicated to research and development of women's health care and endocrinology products, including those intended to treat infertility, dysmenorrhea, endometriosis and hormonal deficiencies. Columbia is also developing hormonal products for men and a buccal delivery system for peptides. Columbia's products primarily utilize the company's patented bioadhesive delivery technology.

This press release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of the company and its management team. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Such risks and uncertainties include, among other things, the successful revalidation of the Crinone manufacturing process, timely and successful completion of clinical studies, competitive economic and regulatory factors in the pharmaceutical and health care industry, the outcome of the Serono litigation, general economic conditions and other risks and uncertainties that may be detailed, from time-to-time, in Columbia's reports filed with the Securities and Exchange Commission.


-----------------------------

Contact:
     Columbia Laboratories, Inc., Livingston
     James Apostolakis, 212/588-1900
     or
     David Weinberg, 973/994-3999
     or
     In-Site Communications, Inc.
     Lisa Carlton-Wilson, 212/759-3929













                                       2